                                                              EXHIBIT 99.(c)(4)


                                PROXY STATEMENT


 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the name, address (except for certain directors and executive officers) and beneficial ownership of the Company's Common Stock as of April 14, 1995, of (i) each person known to the Company to be the beneficial owner of more than five percent of its Common Stock, which is the only class of its outstanding securities entitled to vote, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table located below and (iv) all directors and




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
executive officers as a group. Unless otherwise noted, all shares are owned directly, with sole voting and dispositive powers.


         NAME AND ADDRESS OF                                           PERCENT OF
          BENEFICIAL OWNER                    NUMBER OF SHARES            CLASS
         -------------------                  ----------------         ----------

5% BENEFICIAL OWNERS:

Leona J. Lewis;                               944,984(1)                 55.53%
Luther D. Lewis, Jr.;
Lana Jane Lewis-Brent;
and Donna Sue Raines
(the "Lewis Family Group")

Leona J. Lewis                                944,984(1)(2)              55.53%
100 Cherry Street
Panama City, FL 32401

Luther D. Lewis, Jr.                          944,984(1)(3)              55.53%
P.O. Box 27334
Panama City, FL 32411-7334

Lana Jane Lewis-Brent (Director)              944,984(1)(4)              55.53%
1216 Dewitt Street
Panama City, FL 32401

Donna Sue Raines                              944,984(1)(5)              55.53%
2018 Forest Glen Street
Tallahassee, FL 32305-5100

American Financial Corporation and Carl       349,600(6)                 20.54%
Lindner, Chairman of the Board
One East Fourth Street
Cincinnati, OH 45202

Dimensional Fund Advisors, Inc. & DFA         100,900(7)                  5.93%
Investment
Dimensions Group, Inc.
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401




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

             NAME AND ADDRESS OF                                                 PERCENT OF
              BENEFICIAL OWNER                      NUMBER OF SHARES             CLASS
             -------------------                    ----------------           ----------
 OTHER DIRECTORS AND NAMED EXECUTIVE OFFICERS

 Clyde M. King, Jr.                                     0                         *

 Paul W. Martin, Jr.                                    0                         *

 Joseph A. Pedoto                                       0                         *

 Dennis C. Raines                                       944,984(8)                55.53%

 Ron M. Shouse                                          0                          *

 Michael G. Ware                                        0                          *

 Directors and Executive Officers                       944,984(9)                55.53%
 as a group (7 persons)

- ---------------------------
 *Less than I%

(1) This information is obtained from documents provided by the Lewis Family Group. Pursuant to a stockholders agreement, the members of the Lewis Family Group agreed (a) to vote their shares of Common Stock collectively as a block only as the majority may agree or, in the absence of such agreement, as may be determined through arbitration and (b) not to vote their shares of Common Stock to either remove any member of the Lewis Family Group from the Company's Board of Directors or to cause the Company to employ any of the Lewis Family, Group or members of their families. The stockholders agreement was entered into on November 30, 1993, pursuant to a settlement agreement terminating prior litigation among the members of the Lewis Family Group and others related to the shares beneficially owned by the Lewis Familly Group. Also pursuant to this settlement agreement, (a) the members of the Lewis Family Group agreed to sell their stock as a block if the majority may so agree, (b) the members of the Lewis
        Family Group agreed to sell their shares pro rata if an offer accepted by the majority is made to purchase more than fifty percent on the Company's outstanding Common Stock and to purchase on a pro rata basis less than all of the shares beneficially owned by the Lewis Family Group and (c) Mrs. Lewis agreed to transfer, immediately proceeding the sale of the shares beneficially owned by the Lewis Family Group, 82,500 shares of Common Stock to each of Ms. Raines and Mr. Lewis.

(2)     Includes 380,521 shares held directly by Mrs. Lewis.

(3)     Includes 215,470 shares held directly by Mr. Lewis.

(4) Includes 134,836 shares held directly by Ms. Lewis-Brent and 687 held by her spouse,

(5)     Includes 213,470 shares held directly by Ms. Raines.

(6) This information is obtained from a Statement on Schedule 13D, as amended to date, filed with the Securities and Exchange Commission. Carl H. Lindner, Chairman of the Board, Chief Executive Officer and principal shareholder of American Financial Corporation may be deemed




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
to beneficially own these shares and to share voting and dispositive power with respect to these shares.

(7) This information is obtained from a Statement on Schedule 13D, as amended to date, filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission. Dimensional Fund Advisors, Inc. possesses sole voting and dispositive power with respect to these shares.

(8) Includes the shares beneficially owned by Ms. Raines, who is Mr. Raines' spouse. See Note 5 above. Mr. Raines disclaims beneficial ownership of these shares.

(9)     Includes all shares described in Note 1 to this Table.





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
EXECUTIVE COMPENSATION

      The following table sets forth all compensation earned by Paul W. Martin, Jr., Ron M. Shouse and Michael G. Ware for the years indicated. During 1994, there was no other officer of the Company with salary and bonuses exceeding $100,000.




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
                           Summary Compensation Table



                                              Annual Compensation
                                 ------------------------------------------------
                                                                   Other Annual
Name and Principal Position      Year      Salary      Bonus      Compensation(1)
- ---------------------------      ----     --------    --------    ---------------
Paul W. Martin, Jr.              1994     $120,000    $250,000        $174,088(2)
Chairman of the Board            1993      100,000        -               -

Ron M. Shouse                    1994      175,000      35,000            -
President and                    1993      116,000        -               -
Chief Executive Officer

Michael G. Ware                  1994      104,128      25,000            -
Sr. Vice President and           1993       39,716        -               -
Chief Financial Officer

(1) Certain of the named executive officers received perquisites and personal benefits valued at less than 1O% of total annual salary and bonus.

(2) Reimbursement of taxes with respect to the bonus.
                  -----------------------------------

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

        Mr. Shouse is employed pursuant to an employment contract that provides for an annual salary of $175,000. In July 1994, the Company entered into a retention agreement with Mr. Shouse providing for a $35,000 bonus payable upon any change in control of the Company and providing for one year's severance if Mr. Shouse's employment is terminated under certain circumstances after a change in control of the Company.

        In July 1994, the Company entered into a retention agreement with Mr. Ware providing for a $35,000 bonus payable upon any change in control of the Company and providing for one year's severance if Mr. Ware's employment is terminated under certain circumstances after a change in control of the Company.

COMPENSATION OF DIRECTORS

        The Company's Directors (other than Messrs. Martin and Shouse) receive for their services as director a $15,000 annual retainer and $2,000 for each meeting of the Board attended. For information concerning Messrs. Martin and Shouse, see the Summary Compensation Table above.

 Report of the Compensation Committee

      The Company attempts to set salaries in accordance with industry standards. During 1993 and until June 21, 1994, the Company operated as debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code, and executive compensation was subject to court approval. Accordingly, the Company's flexibility in instituting incentive compensation plans has been extremely limited. The Company intends to examine and consider adopting various bonus and incentive plans in the future. The




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
incentive bonuses paid to Mr. Shouse and Mr. Ware of $35,000 and $25,000, respectively, in July 1994 were based upon various factors, including the Company's successful emergence from Chapter 11. In arriving at the terms of Mr. Shouse's employment arrangement, the Company considered the terms of change of control provisions contained in employment arrangements entered into by public companies generally.

                                       Respectfully submitted,
                                       Joseph A. Pedoto
                                       Ron M. Shouse

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        Messrs. Pedoto and Shouse served on the Compensation Committee during 1993. Mr. Shouse is President and Chief Executive Officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As of April 14, 1995, 109 of the Company's 205 currently operating convenience stores are leased. Five of these leased convenience stores are currently leased from major shareholders or directors of the Company. All five stores are leased from the L.D. Lewis Realty Co., Inc., a corporation owned by Leona J. Lewis, her daughter Lana Jane Lewis-Brent, and the L.D. Lewis family trust. Two of these stores are leased for a monthly rental of $500 each with the leases expiring March 31, 1996. One store has two five-year options for renewal, with rent increasing $125 at each renewal. The other store has three five-year options for renewal, with rent increasing for the first two options at $125 and the remaining option at $100. One store is leased for a monthly rental of $500 expiring September 30, 1996, with three five-year options to renew, with rent increasing at $100 at each renewal.
Two stores are leased for a monthly rental of $940 each and will expire September 30, 1996 with two five-year options for renewal, with rent increasing $100 at each renewal. Management believes that the terms of the leases are as favorable as leases which could be obtained from unaffiliated persons.





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